Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:   Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES AGREEMENT TO ACQUIRE

LIQUID PETROLEUM PRODUCTS TERMINAL

IN NEW YORK HARBOR

HOUSTON, February 10, 2012 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that its subsidiary, Buckeye Tank Terminals LLC, has signed a definitive agreement with Chevron U.S.A. Inc. (“Chevron”) to acquire a marine terminal facility for liquid petroleum products in New York Harbor for $260 million in cash. The facility, which sits on approximately 250 acres on the Arthur Kill in Perth Amboy, NJ, has over four million barrels of tankage, four docks, and significant undeveloped land available for potential expansion. The facility has water, pipeline, rail, and truck access, and is located only six miles from Buckeye’s Linden, NJ complex. The acquisition, which is subject to certain closing conditions, is expected to close in the latter half of the second quarter of 2012.

“This is a milestone acquisition for Buckeye that is integral to our vision and strategy for positioning Buckeye for long-term success,” said Clark C. Smith, Buckeye’s President and Chief Executive Officer. “We believe that adding the Perth Amboy facility to our existing portfolio of assets will unlock significant long-term value across the Buckeye enterprise.”

As a result of the acquisition, Buckeye’s inland pipeline and terminal networks will have a direct connection to a Buckeye owned and operated marine facility with water access to petroleum products imported from international and Gulf Coast suppliers. Additionally, the Perth Amboy facility will provide a link between Buckeye’s inland pipelines and terminals and Buckeye’s BORCO facility in The Bahamas, improving service offerings for Buckeye’s customers and providing further support to Buckeye’s planned clean products tankage expansion at the BORCO facility.

“Direct access to waterborne cargos will ensure security and diversity of product supply into the Buckeye system, and is part of a long-term strategy designed to provide sustainability and optionality for further growth in Buckeye’s domestic and international businesses,” continued Mr. Smith. “We believe the unparalleled connectivity we will now have to the full global product logistics chain, along with our best-in-class operations and exceptional service capabilities, truly differentiate us from the competition.”

Mr. Smith noted that Buckeye has near-term plans to transform the existing terminal operations at Perth Amboy into a highly-efficient, multi-product storage, blending, and throughput facility, through the investment of approximately $200-225 million of growth capital into the facility over the next three years at an attractive annual Adjusted EBITDA (as defined below) investment multiple of 4-5x, resulting in an all-in annual Adjusted EBITDA investment multiple of 7-8x.

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“We expect to realize significant commercial and operational synergies by adding a marine terminal in New York Harbor to our existing pipeline and terminal assets in the region,” added Mr. Smith. “The Perth Amboy facility will allow Buckeye to play an integral role in connecting waterborne imports with end-destination markets beyond New York Harbor. We expect the transaction, which is supported by multi-year storage, blending, and throughput commitments from Chevron, to be accretive to distributable cash flow per unit in 2013.”

Robert A. Malecky, Senior Vice President of Buckeye and President of Buckeye’s Domestic Pipelines and Terminals business unit, noted that Buckeye intends to expand its capabilities to serve the Northeast markets through the construction of a new 16” pipeline between the Perth Amboy facility and Buckeye’s Linden, NJ complex and an expansion of Buckeye’s existing pipelines running from Linden, NJ into the Pennsylvania and New York markets.

“Buckeye plays a central role in serving the Northeast refined products markets and we are actively working to provide our customers—who ultimately serve millions of individual end-users of gasoline, diesel, heating oil, and jet fuel—with logistical solutions to meet Northeast supply challenges,” said Mr. Malecky.

Morgan Stanley acted as the exclusive financial advisor to Chevron USA Inc. in connection with this transaction.

A presentation concerning the transaction has been posted on the “Investor Center” section of Buckeye’s website, www.buckeye.com.

Buckeye will host a conference call to discuss fourth quarter and full year 2011 results and the Perth Amboy transaction with members of executive management today, February 10, 2012, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=84705 10 minutes prior to its start. Interested parties may participate in the call by dialing 877-240-9772. A replay will be archived and available at this link until March 10, 2012, and the replay also may be accessed by dialing 800-408-3053 and entering passcode 2486454.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of approximately 64 million barrels, operates approximately 2,800 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in the Bahamas, BORCO, is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders before interest and debt expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest and debt expense and income taxes. Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus: (i) non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease; (ii) non-cash unit-based compensation expense; (iii) income attributable to noncontrolling interests related to Buckeye for periods prior to the merger of Buckeye and Buckeye GP Holdings L.P. (“BGH”); (iv) goodwill impairment expense associated with Lodi Gas Storage, L.L.C.; and (v) 2010 non-cash BGH GP Holdings, LLC equity plan modification expense; less: (i) amortization of unfavorable storage contracts acquired in the BORCO acquisition; and (ii) gain on the sale of our equity investment in West Texas LPG Pipeline Limited Partnership. The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these measures may be defined differently by other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business segments. In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.

Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies.

This press release references forward-looking estimates of Adjusted EBITDA investment multiples projected to be generated by the Perth Amboy terminal. A reconciliation of estimated Adjusted EBITDA to GAAP net income is not provided because GAAP net income generated by the Perth Amboy terminal for the applicable periods is not accessible. Buckeye has not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. In addition, interest and debt expense is a corporate-level expense that is not allocated among Buckeye’s segments and could not be allocated to the Perth Amboy terminal operations without unreasonable effort. Accordingly, the amount of depreciation and amortization and interest and debt expense that will be included in the additional net income generated as a result of the acquisition of the Perth Amboy terminal is not accessible or estimable at this time. The amount of such additional resulting depreciation and amortization and applicable interest and debt expense could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies, (10) the acquisition of the marine terminal facility in New York Harbor may not be consummated, and (11) we may not realize the expected benefits of the acquisition of the marine terminal facility in New York Harbor or our planned expansion thereof. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our most recently filed Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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